Exhibit 99.1
Gannett Announces Debt Repayment & Refinancing Update

NEW YORK, NY — September 5, 2024 — Gannett Co., Inc. ("Gannett", "we", "us", "our", or the "Company") (NYSE: GCI) today announced that from the beginning of the third quarter through the close of business on September 9, 2024, the Company expects to have sold approximately $13.0 million in real estate and non-strategic asset sales, including the proceeds from the sale of certain businesses. Proceeds from the asset sales are expected to be used to repay approximately $13.0 million of our five-year senior secured term loan facility.

"With these most recent asset sales, we expect to reduce our debt by $53 million year-to-date, and we believe we remain on track to repay at least $110 million for the full year. We expect to continue optimizing our real estate and non-strategic asset portfolio to further accelerate our debt reduction plan. While the sale of these businesses and the announced closure of Reviewed.com will impact total revenue starting in the third quarter of 2024, they are not expected to materially impact Adjusted EBITDA. Debt repayment remains a high priority, and we believe that our strategic actions to improve our capital structure will continue to unlock additional value for our shareholders," said Michael Reed, Gannett Chairman and Chief Executive Officer.

The Company also provided an update on its refinancing efforts pursuant to the commitment letter announced last week. Specifically, the Company expects to announce details and commence negotiations later this month for the exchange of the Company’s 6.0% Senior Secured Convertible Notes due 2027 and its 6.0% first lien notes due November 1, 2026. The Company expects to share preliminary results from these exchange offers in October, and we anticipate closing these transactions later this fall.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is a diversified media company with expansive reach at the national and local level dedicated to empowering and enriching communities. We seek to inspire, inform, and connect audiences as a sustainable, growth focused media and digital marketing solutions company. We endeavor to deliver essential content, marketing solutions, and experiences for curated audiences, advertisers, consumers, and stakeholders by leveraging our diverse teams and suite of products to enrich the local communities and businesses we serve. Our current portfolio of trusted media brands includes the USA TODAY NETWORK, comprised of the national publication, USA TODAY, and local media organizations in the United States, and Newsquest, a wholly-owned subsidiary operating in the United Kingdom. Our digital marketing solutions brand, LocaliQ, uses innovation and software to enable small and medium-sized businesses to grow, and USA TODAY NETWORK Ventures, our events division, creates impactful consumer engagements, promotions, and races.

Our website address is www.gannett.com. We use our website as a channel of distribution for important company information, including press releases and other news and presentations, which is accessible on the Investor Relations and News and Events subpages of our website.

Cautionary Statement Regarding Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our expectations, in terms of both amount and timing, with respect to debt repayment, the terms of our debt repayment, real estate and non-strategic asset sales and the use of proceeds from such sales, our revenues and Adjusted EBITDA, shareholder value, our refinancing efforts, the negotiations and exchange of our convertible notes and first lien notes, the results of such exchanges and timing of any related closings, our capital structure, our capital allocation, our strategy, and our ability to achieve our operating priorities. The Company makes no guarantees or assurances that sales of any of the real estate or other asset sales in negotiation will close. Words such as "expect(s)", "anticipate(s)", "continue(s)", "believe(s)", "will", "remain(s)", and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s most recent Annual Report on Form 10-K, our quarterly reports on Form 10-Q, and our other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Except to the extent required by law, the Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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For investor inquiries, contact:	For media inquiries, contact:
Matt Esposito	Lark-Marie Anton
Investor Relations	Corporate Communications
703-854-3000	646-906-4087
investors@gannett.com	lark@gannett.com

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